EXHIBIT 99.1


SANTA CLARA, Calif., April 14, 1998 - Weaker than anticipated demand, particularly from OEM customers, led to lower first quarter revenue and earnings for Intel Corporation, the company said today. Weaker demand resulted in lower sequential revenue in the Americas, Japan and Europe. First quarter revenue in Asia-Pacific was up from the fourth quarter of 1997.
     For the quarter, over one half of microprocessor revenue was generated from P6 micro-architecture products, led by the continued rapid market acceptance of the Pentium(R) II processor.
     First quarter revenue was $6.0 billion, down 7 percent from first quarter 1997 revenue of $6.4 billion, and down 8 percent from fourth quarter 1997 revenue of $6.5 billion.
     Net income in the first quarter was $1.3 billion, down 36 percent from first quarter 1997 net income of $2.0 billion, and down 27 percent from fourth quarter 1997 net income of $1.7 billion. First quarter net income included a non-deductible one time charge to earnings of approximately $165 million, or $.09 per share, for in-process research and development associated with the acquisition of Chips and Technologies, Inc.
     Earnings per share in the first quarter declined to $0.72 from $1.10 in the first quarter of 1997, a decrease of 35 percent. Earnings per share in the first quarter were down 27 percent from $0.98 in the fourth quarter of 1997. Earnings per share for the first quarter include the impact of the one time charge mentioned above.
     "This was a disappointing quarter," said Dr. Andrew S. Grove, chairman and chief executive officer. "The PC industry seems to have gotten ahead of itself, building more product than end-customers purchased."
     "We will, however, not let this diminish our conviction that our business, providing building blocks for a universe of connected computers, provides the foundation of the new technological world. We invest in our products, production facilities and programs guided by that conviction."
     In the first quarter, the company repurchased a total of 22.1 million shares of common stock at a cost of $1.8 billion under an ongoing program. Since the program began in 1990, the company has repurchased 235.5 million shares at a total cost of $8.6 billion. In March, Intel's Board of Directors approved an increase in the stock buyback program of 100 million shares. With this increase, a total of 129.7 million shares can now be repurchased under the program, after allowing for shares to cover outstanding put warrants.
     In the first quarter, approximately 78 million 1998 Step-Up Warrants were exercised and converted to common stock. Proceeds from the exercise of the warrants were approximately $1.6 billion.
     During the quarter, the company announced its regular quarterly cash dividend of $0.03 per share. The dividend is payable on June 1, 1998 to stockholders of record on May 1, 1998. Intel has paid a quarterly dividend for over five years.

                               BUSINESS OUTLOOK
                               ----------------
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release, except the previously announced transaction with Digital Equipment Corporation.

** The company expects revenue for the second quarter of 1998 to be flat to
slightly down with first quarter revenue of $6.0 billion.   The company expects
sequential revenue growth to resume in the second half of 1998.
** Gross margin percentage in the second quarter of 1998 is expected to be down a few points from 54 percent in the first quarter, primarily the result of purchased components used on the SEC cartridge for the Pentium II processor. The company expects the quarterly gross margin percentage to reach its lowest level for the year in the second quarter. Intel's gross margin expectation for 1998 is 52 percent, plus or minus a few points. In the short-term, Intel's gross margin percentage varies primarily with revenue levels and product mix. ** The company still believes that over the long-term, the gross margin percentage will be 50 percent plus or minus a few points. Intel's long-term gross margin percentage will vary depending on product mix.
** Expenses (R&D plus MG&A) in the second quarter of 1998 are expected to be approximately 3 to 5 percent higher than first quarter expenses of $1.3 billion. The $1.3 billion represents first quarter expenses excluding $165 million for in process R&D associated with the acquisition of Chips and Technologies, Inc. Expenses are dependent in part on the level of revenue.
** Additionally, the company expects to reduce headcount by approximately
3,000 people over the next 6 months predominantly through attrition, augmented by localized reductions in workforce. Where such reductions occur, every attempt will be made to place affected employees in other parts of the company. ** R&D spending is expected to be approximately $2.8 billion for 1998, up from $2.3 billion in 1997 and down from previous guidance of $3.0 billion.
This estimate includes approximately $165 million for in process R&D associated with the acquisition of Chips and Technologies, Inc.
** The company expects interest and other income for the second quarter of 1998 to be approximately $160 million assuming no significant changes in interest rates or expected cash balances, and no unanticipated items.
** The tax rate for the remaining quarters of 1998 is expected to be 33.0 percent. Tax rate guidance for 1998 has been lowered from previous guidance of 34.0 percent.
** Capital spending for 1998 is expected to be approximately $5.0 billion, up from $4.5 billion in 1997, but down from previous guidance for the year of $5.3 billion.
** Depreciation is expected to be approximately $2.9 billion for 1998, up from $2.2 billion in 1997 and higher than previous guidance for 1998 of $2.7 billion. Depreciation in the second quarter of 1998 is expected to be approximately $690 million.

     The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels; changes in the mixes of microprocessor types and speeds, motherboards, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; excess or obsolete inventory and variations in inventory valuation; timing of software industry product introductions; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp; excess or shortage of manufacturing capacity; the ability to successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the year ended December 27, 1997 (Part II, Item 7, Outlook section).

                              INTEL CORPORATION
                  CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                   (In millions, except per share amounts)

INCOME                                                 3 Months Ended
                                                       --------------
                                                  March 28,     March 29,
                                                     1998          1997
                                                     ----          ----
NET REVENUE                                        $ 6,001       $ 6,448
                                                   -------       -------
Cost of sales                                        2,749         2,307
Research and development                               595           581
Marketing, general and administrative                  711           693
Purchased in-process research and development          165            -
                                                   -------       -------
Operating costs and expenses                         4,220         3,581
                                                   -------       -------
OPERATING INCOME                                     1,781         2,867
Interest and other                                     200           208
                                                   -------       -------
INCOME BEFORE TAXES                                  1,981         3,075
Income taxes                                           708         1,092
                                                   -------       -------
NET INCOME                                         $ 1,273       $ 1,983
                                                   =======       =======
BASIC EARNINGS PER SHARE                           $  0.78       $  1.21
                                                   =======       =======
DILUTED EARNINGS PER SHARE                         $  0.72       $  1.10
                                                   =======       =======
COMMON SHARES OUTSTANDING                            1,641         1,638
COMMON SHARES ASSUMING DILUTION                      1,775         1,800

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
BALANCE SHEET                                     At             At
                                               March 28,      Dec. 27,
                                                  1998          1997
                                                  ----          ----
CURRENT ASSETS
Cash and short-term investments                $10,609       $ 9,927
Accounts receivable                              3,092         3,438
Inventories:
  Raw materials                                    254           255
  Work in process                                1,035           928
  Finished goods                                   532           514
                                               -------       -------
                                                 1,821         1,697
                                               -------       -------
Deferred tax assets and other                      750           805
                                               -------       -------
  Total current assets                          16,272        15,867

Property, plant and equipment, net              11,137        10,666
Long-term investments                            2,082         1,839
Other assets                                       738           508
                                               -------       -------
  TOTAL ASSETS                                 $30,229       $28,880
                                               =======       =======

CURRENT LIABILITIES
Short-term debt                                $   365       $   322
Accounts payable and accrued liabilities         3,454         4,017
Deferred income on shipments to distributors       516           516
Income taxes payable                             1,519         1,165
                                               -------       -------
     Total current liabilities                   5,854         6,020
                                               -------       -------
LONG-TERM DEBT                                     441           448
                                               -------       -------
DEFERRED TAX LIABILITIES                         1,164         1,076
                                               -------       -------
PUT WARRANTS                                     1,185         2,041
                                               -------       -------

STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                 4,955         3,311
Retained earnings                               16,630        15,984
                                               -------       -------
  Total stockholders' equity                    21,585        19,295
                                               -------       -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $30,229       $28,880
                                               =======       =======
